Exhibit 10.4

Apollo Biowellness, Inc. A.K.A. Resonate Blends, Inc.

March 29, 2024

Ray Vollintine

1621 East Georgia Ave

Springfield, Ill 62703

Re:	Make-Whole Provisions

Ladies and Gentlemen:

Reference is made to that certain pre-funded warrant of even date herewith (the Warrant”) for the purchase of up to 7,200,000 shares of common stock (the “Common Stock”) of Apollo Biowellness, Inc. A.K.A. Resonate Blends, Inc., a Nevada corporation (the “Company”) issued in favor of Ray Vollintine (the “Investor”).

I, the undersigned Jim Morrison, Chairman and CEO of the Company, represent and acknowledge that I have read and understood (i) the terms and provisions of the Warrant, including without limitation the “make-whole” provisions in Section 4(b) thereof (the text of which is attached to this Letter as Exhibit A), and (ii) the implications of such terms and provisions for the Company, including the potential additional actions and issuances of Common Stock that may be required of the Company under such terms and conditions.

Very truly yours,

/s/ Jim Morrison
Name:	Jim Morrison
Title:	CEO of Apollo Biowellness, Inc. A.K.A.Resonate Blends, Inc.

Exhibit A

4(b). It is the intention of the Company and Holder that the Holder shall be able to sell (if Holder so elects, in Holder’s sole and absolute discretion) the Warrant Shares and generate net proceeds (net of all brokerage commissions and other fees or charges payable by Holder in connection with the sale thereof) from such sale equal to $250,000 (the “Make-Whole Amount”). The Holder shall use its best efforts to sell the Warrant Shares in the principal trading market of the Company’s Common Stock or otherwise, at any time in accordance with applicable securities laws. At any time, and from time to time, the Holder may elect during the period beginning on the date which is the six (6) month anniversary of the Issue Date (the “Adjustment Period”) to deliver to the Company a reconciliation statement showing the net proceeds actually received by the Holder from the sale of the Warrant Shares (the “Sale Reconciliation”). If, as of the date of the delivery by Holder of the Sale Reconciliation, the Holder has not realized net proceeds from the sale of such Warrant Shares equal to at least the Make-Whole Amount, as shown on the Sale Reconciliation, then the Company shall, within five (5) business days, either pay in cash the applicable shortfall amount or immediately take all action necessary or required in order to cause the issuance of additional pre-funded warrants for the purchase of Common Stock to the Holder such that, assuming the Holder is able to sell such shares of Common Stock issuable pursuant to such additional pre-funded warrants at a price per share equal to the lower of (i) the ten-day VWAP of the Common Stock and (ii) $0.035, the Holder would receive aggregate proceeds for the sale of Warrant Shares at least equal to the Make-Whole Amount. For the avoidance of doubt, if the Holder at any time receives in excess of the Make-Whole Amount pursuant to the sale of Warrant Shares, Holder shall be entitled to keep such excess. If additional pre-funded warrants are issued pursuant to this Section 5(b), and after the sale of the Common Stock issuable to the Holder upon the exercise of such pre-funded warrants Holder still has not received net proceeds equal to at least the Make-Whole Amount, then the Company shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional pre-funded warrants (or the payment of cash) to the Holder as contemplated above, and such additional issuances (or cash payments) shall continue until the Holder has received net proceeds from the sale of the Common Stock issuable to the Holder upon the exercise of such pre-funded warrants equal to the Make-Whole Amount. Nothing herein contained shall be interpreted to in any way limit the net proceeds from the sale of the Warrant Shares which shall be generated by the Holder. For the avoidance of doubt, all requirements of Rule 144 shall apply to any resale of any shares of Common Stock issued by the Company pursuant to an adjustment as described above (to the extent Rule 144 is relied upon in connection with such resale), including, without limitation, holding period requirements.